Exhibit 99.1

FTS International announces PrEliminary Third Quarter 2021 Financial and Operational Results

October 22, 2021

FORT WORTH, TEXAS -- (BUSINESS WIRE) -- FTS International, Inc. (NYSE American: FTSI) (the “Company” or “FTSI”) today announced preliminary financial and operational results for the third quarter of 2021.

Michael Doss, Chief Executive Officer, commented, “Our utilization in the third quarter was less than we expected due to unusually high customer-driven downtime. I am, however, pleased to report that pricing, net of inflation, was above expectations and is expected to increase further in the fourth quarter. Utilization has improved in October and we expect overall fourth quarter utilization rates to be similar to what we experienced in the second quarter.

“The underutilization in the third quarter was caused by one-off customer-driven scheduling changes and downtime, which caused an estimated $7.6 million negative impact to EBITDA. Three fleets had work gaps of more than 30 days due to last minute changes to customer completions schedules, which caused us to lose over 100 pumping days. Third-party non-productive time (NPT) in the third quarter was double the amount in the second quarter causing our pumping hours per day to decline, primarily due to repeated wellhead and wireline complications.

“Despite this, we continue to work with our customers and have not experienced any losses on adverse market changes. While the underutilization caused a hardship in the third quarter, we believe that we are on track to deliver EBITDA in the mid-teens in the fourth quarter, despite inflationary pressures and impacts from the holidays.”

Preliminary Third Quarter Financial Results

•	Revenue of $88.4 million to $93.4 million

•	SG&A, excluding stock-based compensation, of $10.5 million to $11.5 million

•	Net loss of $9.5 million to $10.5 million

•	Adjusted EBITDA of $5.8 million to $6.8 million

•	Capital expenditures of approximately $13 million

Operational Update

	Three Months Ended
	Successor	Successor
	Sep. 30,	Jun. 30,
	2021	2021
Average active fleets	13.0	13.0
Utilization %	83%	91%
Fully-utilized fleets	10.8	11.8

Stages completed	6,459	7,569
Stages per fully-utilized fleet	598	641

Pumping hours	12,864	15,548
Pumping hours per fully-utilized fleet	1,191	1,318

Pumping days	846	922
Pumping hours per pumping day	15.2	16.9

About FTS International, Inc.

Headquartered in Fort Worth, Texas, FTS International is a pure-play hydraulic fracturing service company with operations across multiple basins in the United States.

To learn more, visit www.FTSI.com.

Preliminary Results

The unaudited preliminary financial and operational results for the third quarter 2021 represent the most current information available to management and are based on calculations or figures that have been prepared internally by management and have not been reviewed or audited by the Company’s independent registered public accounting firm. The Company’s actual results may differ from these preliminary financial and operational results due to the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between the date of this announcement and when results for the third quarter 2021 are finalized. The preliminary financial and operational results included in this announcement are not a comprehensive statement of the Company’s financial results and are subject to risks and uncertainties and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

Important Information For Investors And Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed transaction between FTSI and ProFrac Holdings, LLC (“Acquiror”). In connection with this proposed transaction, FTSI may file one or more proxy statements or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement or other document FTSI may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF FTSI ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of FTSI as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by FTSI through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by FTSI will be available free of charge on FTSI’s internet website at https://www.ftsi.com/investor-relations/sec-filings/default.aspx or by contacting FTSI’s primary investor relation’s contact by email at investors@ftsi.com or by phone at 817-862-2000.

Participants in Solicitation

FTSI, Acquiror, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of FTSI is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 5, 2021, its Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on April 30, 2021, certain of its Quarterly Reports on Form 10-Q and certain of its Current Reports filed on Form 8-K.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This communication contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this communication that are not statements of historical fact, including statements about FTSI’s ability to consummate the proposed transaction, the expected benefits of the proposed transaction and the expected impact of the coronavirus pandemic (COVID-19) on FTSI's businesses may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future of FTSI based on current expectations and assumptions relating to FTSI’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future performance, plans, actions or events. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others: the failure to obtain the required vote of FTSI’s stockholders, the timing to consummate the proposed transaction, the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur, the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated, the diversion of management time on transaction-related issues, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of FTSI, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of FTSI to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers, economic or political changes that affect the markets that FTSI’s businesses serve which could have an effect on demand for FTSI’s products and impact FTSI’s profitability, disruptions in the credit and financial markets, including diminished liquidity and credit availability, disruptions in the Company's businesses from the coronavirus pandemic (COVID-19), cyber-security vulnerabilities, supply issues, retention of key employees, and outcomes of legal proceedings, claims and investigations, future changes, results of operations, domestic spending by the onshore oil and natural gas industry, continued volatility or future volatility in oil and natural gas prices, deterioration in general economic conditions or a continued weakening or future weakening of the broader energy industry, federal, state and local regulation of hydraulic fracturing and other oilfield service activities, as well as exploration and production activities, including public pressure on governmental bodies and regulatory agencies to regulate our industry, and the price and availability of alternative fuels, equipment and energy sources. Accordingly, actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in FTSI’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of FTSI’s Annual Report on Form 10-K for the year ended December 31, 2020.

These forward-looking statements speak only as of the date of this communication, and FTSI does not assume any obligation to update or revise any forward-looking statement made in this communication or that may from time to time be made by or on behalf of the Company.

Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, we have disclosed here and elsewhere in this earnings release adjusted EBITDA, a non-GAAP financial measure that we calculate as earnings before net interest expense, taxes, and depreciation and amortization further adjusted for expenses that management believes are non-recurring, and/or non-core to business operations and other non-cash expenses, including but not limited to employee severance costs, stock-based compensation, balance sheet impairments and write-downs, gains or losses on extinguishment of debt, gains or losses on disposal of assets, supply commitment charges, restructuring items, transaction and strategic initiative costs.

Adjusted EBITDA is a key measure used by our management and board of directors to evaluate our operating performance and generate future operating plans. The exclusion of certain expenses facilitates operating performance comparability across reporting periods by removing the effect of non-cash expenses and certain variable charges. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Adjusted EBITDA has limitations as a financial measure and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect net interest expense or changes in, or cash requirements for, working capital;

•	adjusted EBITDA does not reflect tax expense or benefits;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures;

•	adjusted EBITDA does not reflect gains or losses arising from the disposal of assets;

•	adjusted EBITDA does not reflect stock-based compensation expenses. Stock-based compensation has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy;

•	adjusted EBITDA does not reflect restructuring items or transaction and strategic initiative costs;

•	other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

The table included under “Reconciliation of Preliminary Net Loss to Adjusted EBITDA” provides a reconciliation of preliminary net loss to adjusted EBITDA for the third quarter 2021.

Reconciliation of Preliminary Net Loss to Adjusted EBITDA

	Three Months Ended September 30, 2021
	Successor
(Dollars in millions)	Low	High
Net loss	$(10.5)	$(9.5)
Interest expense, net	0.0	0.0
Income tax expense	0.1	0.1
Depreciation and amortization	13.1	13.1
Loss on disposal of assets, net	1.6	1.6
Stock-based compensation	0.7	0.7
Transaction and strategic initiative costs	0.5	0.5
Reorganization items	0.3	0.3
Adjusted EBITDA	$5.8	$6.8